News Release	Contact:
For Immediate Release	Anna Austin EVP, Corporate Communications

(314) 523-8354
investor.relations@tlcvision.com

TLCVision Acquires Assets of Mobile Diagnostics, Inc. for its Cataract Division

St. Louis, Missouri, February 22, 2005 –TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company announced today that Midwest Surgical Services (MSS) acquired the assets of Mobile Diagnostics Inc. (MDI). MSS, TLCVision’s cataract subsidiary, is considered to be the largest cataract outsource service provider in the United States.

MDI, a Minnesota based corporation, provides mobile glaucoma scanning services to Optometrists and Ophthalmologists. Glaucoma is a group of eye diseases that can gradually cause loss of sight without warning and often without symptoms if not detected in time. It affects over 3 million Americans.

MDI’s services provide early detection and management of glaucoma. The GDx VCC exams provide the earliest possible detection of glaucoma by measuring the health of the retinal nerve layer. The Ocular Blood Flow Analyzer records ocular blood flow data, providing information about the vascular network of the eye.

“This acquisition is consistent with our strategy to diversify our eye care services business. Glaucoma diagnostic capability broadens our offering and allows us to expand and further leverage our current doctor relationships”, commented Jim Wachtman, President and Chief Executive Officer.

About TLCVision

TLCVision is North America’s premier eye care services company. The key drivers of TLCVision’s strategy are our affiliated network of thousands of eye doctors, proven corporate and consumer marketing and education programs, and access to state of the art clinical technologies. We are supported by a strong operations management culture and superior information technology. More information about the company can be found on the TLCVision web site at www.tlcv.com.

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may,” “will,” “expect,” “intend, “anticipate,” “estimate,” “predict,” “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results of TLCVision‘s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.